Exhibit 99.1

Barfresh Enters into Stock Purchase Agreement for Strategic Acquisition of Manufacturing Company: Arps Dairy

Company Increases Fiscal Year 2025 Revenue Guidance to Range of $14.5 million to $15.5 million

Company Issues Preliminary Fiscal Year 2026 Pro Forma Revenue Guidance of $30 million to $35 Million; a 126% increase compared to the high range of fiscal 2025 guidance

Acquisition Dramatically Increases Bottling Production Capacity and Is Expected to be Accretive to Earnings in fiscal 2026

LOS ANGELES, September 18, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, today announced it has entered into a definitive agreement to acquire all outstanding capital stock of Arps Dairy, Inc., an Ohio-based dairy processing company, for approximately $1.6 million in debt repayment, which the company was able to do by increasing its line of credit. The strategic acquisition positions Barfresh to significantly enhance its manufacturing capabilities while reducing operational costs and improving margins. The acquisition includes Arps Dairy’s existing processing facility in Defiance, Ohio, consisting of 15,000 square-feet as well as an almost completely constructed 44,000-square-foot state-of-the-art manufacturing facility that Barfresh plans to complete construction and install processing equipment during 2026, creating a modern production hub that will serve as a cornerstone of the Company’s expanded manufacturing strategy. In addition, Arps Dairy has been preliminarily approved for a $2.3 million government grant to be used towards finalizing the construction and equipment installation of the additional 44,000 square-foot facility.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “This manufacturing transaction represents a transformational step in our operational evolution and growth trajectory. By bringing the majority of our manufacturing in-house, we’re eliminating third-party manufacturing fees, reducing freight costs, and gaining greater control over our supply chain while positioning ourselves for accelerated growth and expanded market opportunities. The manufacturing facility acquisition provides us with the operational foundation and cost efficiencies necessary to scale our business profitably. The synergy of this acquisition will attract production opportunities and position us to capture significant value creation opportunities in 2026 and beyond, while delivering enhanced returns to our shareholders through improved operational efficiency and expanded market reach.”

Barfresh is purchasing Arps at a discount to the projected completion value of its net assets, in addition to the benefit of an expected $2.3 million government grant, and has already commenced manufacturing certain products at Arps Dairy’s existing facility and expects to expand production immediately upon closing of agreement. This acquisition delivers multiple operational advantages including elimination of third-party manufacturing fees, more efficient ingredient procurement and reduced freight costs, lower cold storage costs through integrated operations, and enhanced oversight of production processes. Based on the expected operational benefits from the manufacturing capacity expansion and new market expansion opportunities enabled by the Arps acquisition, Barfresh is raising its fiscal year 2025 revenue guidance to $14.5 million to $15.5 million, representing an increase from the previous guidance range of $12.5 million to $14.0 million. The Company is also providing preliminary fiscal year 2026 revenue guidance of $30 million to $35 million, reflecting the full-year impact of the enhanced manufacturing capabilities, operational synergies and expanded market reach from the increased production capacity.

The acquisition is structured as a stock purchase for approximately $1.6 million, representing the repayment of certain existing Arps Dairy debt, including an asset-based revolving facility, with closing subject to customary conditions.

Barfresh expects the transaction to close by October 1, 2025.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com